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Exhibit 8.2

        [REED SMITH LLP LETTERHEAD]

October 1, 2003

Crown American Realty Trust
Pasquerilla Plaza
Johnstown, PA 15901

Re:	Agreement and Plan of Merger by and among Pennsylvania Real Estate Investment Trust, PREIT Associates, L.P., Crown American Realty Trust and Crown American Properties, L.P.

Ladies and Gentlemen:

        We have acted as counsel to Crown American Realty Trust, a Maryland real estate investment trust (the "Company"), in connection with the proposed merger (the "Merger") of the Company with and into Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Acquiror"), pursuant to the terms of the Agreement and Plan of Merger by and among the Acquiror, the Company, PREIT Associates, L.P. and Crown American Properties, L.P., dated as of May 13, 2003 (the "Merger Agreement"), as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 2003, as amended through and including the date hereof (the "Registration Statement"). This opinion is being rendered pursuant to Section 6.3(e) of the Merger Agreement and will be filed as an exhibit to the Registration Statement on the date hereof. All capitalized terms used herein and not otherwise defined shall have the meanings specified in Merger Agreement.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, corporate records, agreements and other instruments, certificates, opinions, and correspondence as we have deemed necessary or appropriate for the purposes of rendering this opinion. In such examination we have assumed the genuineness of all signatures on the documents which we have examined, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies, and where applicable, the future execution of such documents in the same form as that reviewed by us. We have also assumed that all transactions will occur as described in the examined documents and that all statements in such documents are accurate. In addition, we have relied on certain representations and covenants of Acquiror and the Company. We have assumed with respect to such that any representation made "to the best of knowledge of" or any similar qualification of any party is a true statement notwithstanding the qualification and that all representations will be true and correct as of the Effective Time.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

        Based upon and subject to the foregoing, we are of the opinion that the Merger, as contemplated by the Merger Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In addition, we have reviewed the discussion in the Registration Statement under each of the captions "Material Federal Income Tax Consequences Relating to the Merger" and "Material Federal Income Tax Consequences Relating to the Pre-Merger Dividend," and to the extent each describes provisions of federal income tax law, we are of the opinion that such discussion fairly and accurately presents the current federal tax law applicable to the Merger as of the date hereof. However, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

        This opinion is furnished to you solely for use in connection with the Merger Agreement and Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to Reed Smith LLP under the headings "Summary", "Material Federal Income Tax Consequences Relating to the Merger" and "Legal Matters." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ REED SMITH LLP
SWR/LNH/dah

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  Exhibit 8.2